Exhibit 2.3

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) dated as of June 7, 2013, is made by and between Guide Holdings, Inc., a Utah corporation (the “Company”), and the parties listed on Schedule A (such parties referred to herein collectively as the “Contributors” and individually as a “Contributor”).  Capitalized and other defined terms shall have the meaning ascribed to them in Section 5, unless such terms are defined elsewhere in this Agreement.

RECITALS

A.

The Contributors desire to be receive shares of common stock of the Company, $0.001 par value per share (the “Common Stock”), in exchange for the contributions of property made to the Company pursuant to this Agreement.

B.

The Contributors and the Company intend for the contributions made pursuant to this Agreement to be considered transfers of property pursuant to section 351 of the Internal Revenue Code of 1986.

TERMS AND CONDITIONS

THEREFORE, the parties agree as follows:

1.

CONTRIBUTION.

1.1

CONTRIBUTION AND ISSUANCE OF COMMON STOCK.  The Contributors hereby agree to contribute the property described on Schedule A (the “Property”) to the Company in exchange for the Common Stock described on Schedule A (the “Contribution”).

2.

CLOSING.

2.1

TIMING.  The closing of the Contribution (the “Closing”) shall occur at the offices of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402-3901 as of the date hereof (the “Closing Date”).

2.2

DELIVERIES.  At the Closing, (a) the Company will deliver to each Contributor a certificate representing the common stock described on Schedule A and (b) each Contributor will deliver to the Company the property described on Schedule A pursuant to an assignment acceptable in form and in substance to the Company, and (c) an executed copy of this Agreement.

3.

REPRESENTATIONS AND WARRANTIES.

3.1.

REPRESENTATIONS AND WARRANTIES OF EACH CONTRIBUTOR.  Each Contributor hereby represents and warrants, severally and not jointly, to the other parties and the Company as follows:

(a)

ORGANIZATION AND GOOD STANDING.  Each Contributor that is an entity is a corporation duly incorporated or a limited liability company, partnership or trust duly organized, and is validly existing and in good standing under the laws of the state of organization.  Each Contributor that is an entity has the requisite corporate, limited liability company, partnership or trust power, as applicable, and authority to own its properties and to carry on its business in all material respects as it is now being conducted.

(b)

AUTHORIZATION; ENFORCEABILITY.  Each Contributor has full legal power and authority to execute and deliver this Agreement and the other agreements contemplated for it hereby and to consummate the transactions contemplated for it hereby and thereby.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated for it hereby, have been duly authorized by all necessary corporate, limited liability company, partnership or trust action, if and as applicable, on its part.  This Agreement has been duly executed and delivered by each Contributor and constitutes the legal, valid and binding obligation of such Contributor, enforceable against it in accordance with the terms hereof, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, and except for judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

(c)

NONCONTRAVENTION.  None of the execution and delivery of this Agreement by any Contributor, the performance of or compliance with this Agreement by any Contributor, or the consummation of the transactions contemplated hereby by any Contributor, will conflict with or violate, or, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or give rise to a termination, right of termination or material change in, or result in the imposition of any lien, security interest, license, claim, restriction or other encumbrance upon any asset or property of such Contributor pursuant to any law, administrative regulation or judgment, order or decree of any court or governmental body, or any agreement or other instrument to which it is a party or by which it or any of its properties, assets or rights is bound or affected, or will conflict with or violate its organizational documents, if applicable.  Any Contributor that is an entity is not in violation of, or in default under, its certificate of formation, the limited liability company agreement, articles of organization or incorporation, partnership agreement, trust agreement, bylaws or other organizational documents, as applicable.

(d)

NO CONSENTS.  No consent, approval or authorization of, or registration, qualification or filing with, any Person (including any governmental or quasi-governmental authority) is required for the Contributor, the execution and delivery by it of this Agreement or the other agreements contemplated hereby, or for the consummation and performance by it of the transactions contemplated hereby or thereby.

3.2

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS.  Each Contributor hereby represents and warrants, severally and not jointly, to the as follows:

(a)

INVESTMENT INTENT.  Each Contributor is acquiring the Common Stock subscribed for by it herein for its own account, for investment purposes only and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.  Each Contributor understands that the Common Stock subscribed for by it herein has not been registered under the Securities Act or any applicable state laws by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and applicable state laws, and that the reliance of the Company upon this exemption is predicated in part upon the representations and warranties of each Contributor herein.

(b)

QUALIFICATION AS ACCREDITED INVESTOR AND INFORMATION ABOUT THE COMPANY.  The Contributor’s principal office or residence is located in the State of Minnesota.  The Contributor qualifies as an “accredited investor” within the meaning of Rule 501 under the Securities Act.  The Contributor is a sophisticated investor and has such knowledge and experience in financial and business matters that the Contributor is capable of evaluating the merits and risks of the investment to be made hereunder by the Contributor.  The Contributor acknowledges that (i) the Company has a limited operating history, (ii) there is no public market for the Common Stock and there can be no assurance that a public market will develop, (iii) the Contributor may have to bear the economic risk of its investment in the Common Stock for an indefinite period of time, (iv) the Company’s financial projections are purely speculative, (v) the Contributor has had an opportunity to ask questions of, and receive answers from, the Company concerning the business, management and financial affairs of the Company and the terms and conditions of the purchase of the Common Stock contemplated hereby, (vi) the Contributor has had an opportunity to obtain, and has received, any additional information deemed necessary by the Contributor to verify such information in order to form a decision concerning an investment in the Company, and (vi) the Contributor has been advised to seek legal counsel concerning the Contributor’s investment in the Company and seek financial and tax advice is concerning the financial and tax impact to the Contributor of the Contribution and making an investment in the Company.

3.3.

REPRESENTATIONS AND WARRANTIES OF FIRST TRACKS LLC.  First Tracks LLC (“FT”) hereby represents and warrants to the Company as follows:

(a)

CAPITALIZATION.  The equity interests in Talon Real Estate, LLC (“Transferred Entity”) transferred pursuant to this Agreement as part of the Contribution on the Closing Date constitute all of the equity interests in the Transferred Entity and there are no other owners or members of the Transferred Entity or holders of instruments convertible into equity interests in the Transferred Entity other than such Persons that are a party to this Agreement.

(b)

FINANCIAL STATEMENTS.  FT has provided to the Company true, correct and complete copies of the unaudited balance sheet of the Transferred Entity as of March 31, 2013 and the unaudited statement of operations of the Transferred Entity for the three month period ended March 31, 2013.  These financial statements were prepared in accordance with U.S. generally accepted accounting principles, consistently applied (“GAAP”), and fairly present, in all material respects, the financial condition of the Transferred Entity at their respective dates and the results of operations of the Transferred Entity for the respective periods covered thereby, except as otherwise disclosed in any note to the financial statements and that the financial statements are subject to normal year-end adjustments and have limited notes included therewith.  The Transferred Entity does not have any liabilities, except for liabilities (i) disclosed in, provided for, adequately reflected in, reserved against or otherwise described in these financial statements (including in any note thereto), (ii) that have arisen in the ordinary course of business of the Transferred Entity since March 31, 2013 (which include employment related expenses, service provider fees and liabilities related to the Contribution), (iii) under this Agreement or (iv) existing as of March 31, 2013 that would not have been required to be disclosed in, provided for, reflected in, reserved against or otherwise described in these financial statements (including in any notes thereto) in accordance with GAAP.

(c)

TAXES.  The Transferred Entity has not been required to file any tax returns prior to the date of this Agreement.  No taxes with respect to the Transferred Entity with respect to any pre-closing tax period were required to be paid.  The Transferred Entity has not received notice that any tax audit or other tax proceeding is being or will be conducted by any governmental authority, has in effect any waiver of any statute of limitations regarding taxes or agreement to an extension of time regarding the assessment of any tax deficiency or has received a claim since formation from any governmental authority in a jurisdiction where such Transferred Entity does not file any tax return that such Transferred Entity is or may be subject to taxation by such jurisdiction.

(d)

LITIGATION.  There is no claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority or arbitrator) or other proceeding pending or, to FT’s knowledge, threatened against any Property or the Transferred Entity or to which the Transferred Entity or its properties or assets or officers or directors (in their capacity as such) is a party or the Transferred Entity and its property are subject to any order.

(e)

COMPLIANCE WITH LAW.  The Transferred Entity and its properties are in compliance with all applicable laws (including those relating to maintaining permits required to conduct its business), except for any noncompliance that has not had and is not reasonably likely to have a material adverse effect on the Transferred Entity and its business, property, financial condition or operations (a “Material Adverse Effect”).  No written notice has been received by the Transferred Entity from any governmental authority alleging that the Transferred Entity is not or was not in compliance with any applicable law that has not been remedied, except to the extent the failure to remedy such violation has not had and is not reasonably likely to have a Material Adverse Effect on the Transferred Entity.

(f)

CONTRACTS.  FT has provided to the Company a true, correct and complete copy of each contract or agreement (or a written summary of any oral agreement) relating to the Transferred Entity, including the agreement to purchase an interest in 5130 Industrial Street, LLC.  The Transferred Entity has good and marketable title to, or a valid leasehold interest in or a valid license for, each asset used by it, located on any of its premises, shown on the March 31, 2013 unaudited balance sheet or acquired by it after March 31, 2013 or as is otherwise necessary for the conduct of its business as conducted and as presently proposed to be conducted, free and clear of any encumbrance other than those set forth on Schedule B.  The Transferred Entity has exclusive possession and control of each such asset except as set forth on Schedule B.

(g)

ABSENCE OF CERTAIN EVENTS.  Since March 31, 2013, there has not been any Material Adverse Effect on the Transferred Entity and the Transferred Entity has operated in its ordinary course of business.

(h)

EMPLOYEES.  The Transferred Entity has three employees.

3.4

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to each Contributor that when issued in accordance with this Agreement, the Common Stock subscribed for herein by the Contributors will be duly authorized, validly issued and nonassessable, and will be free and clear of all liens, charges, encumbrances, restrictions, claims and the like other than (i) the restrictions set forth in the Company’s organizational documents, (ii) restrictions on transfer under state and/or federal securities laws, and (iii) any other liens, encumbrances or restrictions granted or agreed to by a Contributor.

3.5

RESTRICTIONS ON TRANSFER.  Each Contributor understands that the Common Stock has not been registered under the Securities Act, or any state or foreign securities laws in reliance on exemptions from registration under both such acts, and that, accordingly, the Common Stock may not be resold by the Contributor unless they are registered under both the Securities Act, and applicable state or foreign securities laws or the Common Stock is sold in transactions that are exempt from such registration.  The Company is under no obligation and has no current intention to register any of the Common Stock.  Each Contributor therefore agrees not to sell, assign, transfer or otherwise dispose of the Common Stock unless a registration statement relating thereto has been duly filed and become effective under the Securities Act, and applicable state or foreign securities laws, or unless in the opinion of counsel satisfactory to the Company no such registration is required under the circumstances.

3.6

SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby for a period of 12 months.

4.

COVENANTS OF THE PARTIES.

4.1

FURTHER ASSURANCES.  From time to time after the Closing, as and when reasonably requested by a party hereto, the other party or parties shall (i) execute and deliver, or cause to be executed and delivered, all such documents and instruments, and (ii) take, or cause to be taken, all such further or other actions, as such requesting party may reasonably deem necessary to give full effect to this Agreement, all without further consideration other than reimbursement by the requesting party to the requested party of reasonable out-of-pocket expenses.

4.2

INDEMNIFICATION.

(a)

From and after the Closing through the first anniversary of the Closing, each Contributor agrees, severally but not jointly, to indemnify, defend and hold the Company and its Affiliates, and their respective directors, officers, managers, partners, shareholders, members, subsidiaries, employees, agents and representatives harmless from and against any and all liabilities, damages, losses (including impairment to the value of any real or personal property asset, whether tangible or intangible), obligations, actions, suits, proceedings, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, costs and expenses (including interest, penalties and reasonable attorneys’ fees) and all amounts paid in investigation, defense or settlement of any of the foregoing related to or arising, directly or indirectly, out of or resulting from any breach by the Contributor of any of its representations and warranties, covenants or agreements in this Agreement.  Notwithstanding the foregoing, each Contributor’s maximum liability pursuant to this Section 4.2(a) shall be equal to the greater of $5,000 or the value of such Contributor’s Common Stock received at the date of Closing determined to be the average of the closing bid or sale prices (whichever is applicable) over the sixty-day period ending three days prior to the date of payment.  All indemnification amounts pursuant to this Section 4.2(a) may, at the option of the Contributor, be paid through the surrender of Shares valued as set forth herein.

(b)

From and after the Closing through the first anniversary of the Closing, FT agrees to indemnify, defend and hold the Company and its Affiliates, and their respective directors, officers, managers, partners, shareholders, members, subsidiaries, employees, agents and representatives harmless from and against any and all liabilities, damages, losses (including impairment to the value of any real or personal property asset, whether tangible or intangible), obligations, actions, suits, proceedings, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, costs and expenses (including interest, penalties and reasonable attorneys’ fees) and all amounts paid in investigation, defense or settlement of any of the foregoing related to or arising, directly or indirectly, out of or resulting from any breach by the FT of any of its representations and warranties, covenants or agreements in this Agreement.  Notwithstanding the foregoing, FT’s maximum liability pursuant to this Section 4.2(b) shall be equal to the greater of $5,000 or the value of FT’s shares of Common Stock received at the date of Closing determined as follows: (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three days prior to the date of payment; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the sixty-day period ending three days prior to the date of payment; and (iii) if there is no active public market, the value shall be the fair market value thereof, as mutually agreed in good faith by the Company’s board of directors and FT.  All indemnification amounts pursuant to this Section 4.2(b) may, at the option of FT, be paid through the surrender of Shares valued as set forth herein.

(c)

The Section 4.2 shall be the exclusive remedy for any damages pursuant to this Agreement.

5.

CERTAIN DEFINITIONS.  Unless the context otherwise requires, the terms defined in this Section 5 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

•

“Affiliate” of any Person shall mean any Person controlling, controlled by, or under common control with such Person, and, in the case of an individual, shall mean his or her spouse, siblings, ascendants and descendants.

•

“Agreement” shall have the meaning as set forth in the preamble hereto.

•

“Closing” shall have the meaning as set forth in Section 2.1.

•

“Closing Date” shall have the meaning as set forth in Section 2.1.

•

“Company” shall have the meaning as set forth in the preamble hereto.

•

“Contributor” and “Contributors” shall have the meanings as set forth in the preamble hereto.

•

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

•

“Securities Act” shall mean the Securities Act of 1933.

6.

ADDITIONAL PROVISIONS.

6.1

EXPENSES.  All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Contribution, including all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party incurring the same.

6.2

ENTIRETY OF AGREEMENT.  This Agreement, the Schedule hereto and the other agreements contemplated by this Agreement, state the entire agreement of the parties, merge all prior negotiations, agreements and understandings, if any, and state in full all representations, warranties, covenants and agreements which have induced this Agreement.

6.3

NOTICES.  All notices and demands of any kind which any party may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be served upon such other party:  (a) by personal service upon such other party (or its Secretary, if such other party is a corporation or other entity) at such other party’s address most recently provided to the Company; or (b) by mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested, addressed to such other party (to the attention of its Secretary, if any other party is a corporation or other entity) at the address of such other party most recently provided to the Company; or (c) by sending a copy thereof by Federal Express or equivalent courier service, addressed to such other party (to the attention of its Secretary, if such other party is a corporation or other entity) at the address of such other party most recently provided to the Company; or (d) by sending a copy by facsimile or e-mail at such other party’s facsimile number or e-mail address most recently provided to the Company (to the attention of its Secretary, if any other party is a corporation or other entity).  Any such notice shall be deemed to be effective as of the date (x) three days after the date on which it was mailed (if mailed by registered or certified mail, postage prepaid, or sent by e-mail), (y) on which confirmation of receipt is received (if sent by facsimile during normal business hours, otherwise the next business day), or (z) on which it was in fact received (in the case of overnight or hand delivery service or any other delivery method specified above (if earlier), such delivery to be conclusively established by confirmation of receipt by such overnight delivery service or messenger service.  The addresses or facsimile numbers to which notices and demands shall be delivered or sent may be changed from time to time by notice, as hereinabove provided, to the Company.

6.4

AMENDMENT.  This Agreement may be modified or amended only by an instrument in writing, duly executed by the Company and the Contributors holding a majority of the equity interests in the Transferred Entity set forth on Schedule A.

6.5

WAIVER.  Any failure of a party to comply with any covenant, agreement or condition herein may be waived in writing by the other parties hereto but such waiver or failure to insist upon strict compliance with such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereof, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 6.5.

6.6

COUNTERPARTS.  For the convenience of the parties any number of counterparts hereof may be executed, and each such executed counterpart shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.  Facsimile, PDF or other electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile, PDF or electronic signatures shall be deemed original signatures for purposes of enforcement and construction of this Agreement.

6.7

HEADINGS.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

6.8

GOVERNING LAW.  This Agreement shall be construed and the rights and obligations of the parties governed by the laws of the State of Minnesota, without regard to Minnesota choice of law rules.

6.9

SEVERABILITY.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with the term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid and unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.10

CONSTRUCTION.  In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” (iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (v) when calculating the period of time within which or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day (i.e., any day other than a Saturday, Sunday or day which is a statutory holiday under the laws of the United States or the State of Minnesota), then the period shall end on the next day which is a business day, and the word “day” shall mean calendar day, unless otherwise specified, (vi) any reference to “best efforts” or “commercially reasonable efforts” or “reasonable efforts” herein does not include any obligation to pay, or guarantee the payment of, money or other consideration to any third party relating to obtaining any consent, approval or waiver with respect to the transactions contemplated by this Agreement, (vii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually (unless referred to in that capacity), (viii) reference to any agreement, document, or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (ix) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (x) reference to Schedules, Exhibits, Sections, etc., is to this Agreement unless context clearly indicates otherwise, and (xi) Article and Section headings are for reference and shall not affect the interpretation of this Agreement.  This Agreement was negotiated by the parties hereto with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any such party shall not apply to any construction or interpretation hereof.

6.11

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL.

(a)

THE PARTIES SHALL SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS IN AND OF THE COUNTIES OF RAMSEY AND HENNEPIN IN THE STATE OF MINNESOTA AND TO JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA, AND TO THE RESPECTIVE COURTS TO WHICH AN APPEAL OR ENFORCEMENT OF THE DECISIONS OF ANY SUCH COURTS MAY BE TAKEN.

(b)

EACH OF THE PARTIES EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE IN THE COURTS DESCRIBED IN SECTION 6.11(a), INCLUDING THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS.

(c)

THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first above written.

GUIDE HOLDINGS, INC.

By	/s/ Kim McReynolds
Name: Kim McReynolds
Its: President

Signature Page

CONTRIBUTOR:

By
Name:
Its:

Schedule A

Contributor	Property Contributed(1)	Common Stock(2)
1242 Investments, LLC	490,000	490,000
3-2-1 Partner, Ltd.	130,000	130,000
Conception Capital, LLC	490,000	490,000
Eun Stowell	85,000	85,000
First Tracks LLC	7,000,000	7,000,000
First Tracks, LLC Irrevocable Trust FBO Mikhail Gregory Kaminski	500,000	500,000
First Tracks, LLC Irrevocable Trust FBO Kylie Elizabeth Kaminski	500,000	500,000
First Tracks, LLC Irrevocable Trust FBO Katrina Johanna Kaminski	500,000	500,000
First Tracks, LLC Irrevocable Trust FBO Colette Christine Kaminski	500,000	500,000
Gina Lee	20,000	20,000
Jessica Fitch	25,000	25,000
MG Kaminski Revocable Trust	2,820,810	2,820,810
Reger Gas Investments, LLC	490,000	490,000
Sankovitz & Sankovitz, LLP	100,000	100,000
Total	13,650,810	13,650,810

Notes:

(1)     Property Contributed consists of membership units in Transferred Entity.

(2)     Common Stock consists of the shares of common stock to be received by the Contributor.

Schedule B

None